UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 22, 2009
(Date of earliest event reported)

CLEARFIELD, INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-16106	41-1347235
(Commission File No.)	(IRS Employer Identification No.)

5480 Nathan Lane North, Suite 120, Plymouth, MN 55442
(Address of Principal Executive Offices)(Zip Code)

(763) 476-6866
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 though 4 and 6 through 9 are not applicable and therefore omitted.

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

FY 2010 Cash Bonus Program

On October 22, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Clearfield, Inc. (the “Company”) recommended, and the Board of Directors adopted, the 2010 cash bonus program (the “Program”) and the performance goals under the Program for certain Company employees.  Among the employees participating in the Program are the Company’s current executive officers (the “Executives”): Cheryl P. Beranek, Chief Executive Officer; Johnny Hill, Executive Vice President and Chief Operating Officer; and Bruce G. Blackey, Chief Financial Officer.  The Committee retains the discretion to modify the terms of the Program and to grant cash bonuses or other compensation to the Executives outside the Program.

The performance goal under the Program relates to the Company’s achievement as of the end of fiscal year 2010 of net income from continuing operations, excluding taxes, interest income or expense, income, gain or loss from the rental of the Company’s Aberdeen, South Dakota property and any bonus amounts (“ICO”).  The Committee also established minimum, target and maximum performance goals relating to ICO.

The cash bonus amount relating to ICO for fiscal year 2010 will be adjusted if the Company’s financial performance either exceeds or is less than the target level.  Further, the minimum amounts relating ICO must be met prior to any payout under the Program.  Payouts of the cash bonus will be made following the Committee’s determinations at the end of the fiscal year to those Executives who continue to be employed as of the end of the fiscal year.

The following table shows the bonus that may be earned under the Program by the Executives as a percentage of each of their respective fiscal year 2010 annual base salaries at the target and maximum level of the Company’s achievement of ICO for fiscal year 2010.

	2010 Cash Bonus Program
Name of Executive	% of Salary For FY 2010 Target ICO	% of Salary For FY 2010 Maximum ICO
Cheryl P. Beranek	60%	150%
Johnny Hill	60%	150%
Bruce G. Blackey	40%	75%

FY 2010 Base Salaries

On October 22, 2009, the Committee recommended and the Board of Directors approved fiscal year 2010 base salaries for the Executives as follows: Ms. Beranek, $250,000; Mr. Hill, $200,000; and Mr. Blackey, $145,600.

Director Fees

On October 22, 2009, the Board of Directors determined that each non-employee director elected or re-elected at the 2010 Annual Meeting would receive a retainer of $10,000 payable at the end of the 2010 and an option to purchase 1,000 shares of the Company’s common stock vesting on the one year anniversary of the date of grant and with a term of 6 years, with an exercise price equal to the “Fair Market Value” of one share of as determined under the Company’s 2007 Stock Option Plan, as amended, on the date of grant.  The option will be granted the first business day following the date of the 2010 Annual Meeting.  In addition, the chair of the Audit Committee will also receive an additional retainer of $2,500 for fiscal year 2010.  The changes in director compensation for fiscal year 2010 were recommended by the Compensation Committee.

2009 Cash Bonus Program Payouts

On October 22, 2009, the Committee recommended and the Board of Directors approved payouts to the Executives under the cash bonus program for fiscal year 2009 that was adopted on November 10, 2008 (the “2009 Bonus Program”).  The performance goal under the 2009 Bonus Program for the Executives consisted of the Company’s ICO fiscal year 2009.  The Company’s ICO for fiscal year 2009 met the minimum amount set by the Committee, but was less than the target amount.  Therefore, under the 2009 Bonus Program, Ms. Beranek earned $130,000 and Mr. Blackey earned $58,240.  The Committee exercised its discretion, upon the recommendation of Ms. Beranek, to increase Mr. Hill’s bonus amount under the 2009 Bonus Plan from $68,000 to $102,000.  The Committee also exercised its discretion to award an additional bonus to Ms. Beranek, Mr. Hill and Mr. Blackey by $4,830, $3,734 and $3,182, respectively, which represents their pro rata portion of the bonus pool remaining after all amounts paid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

Dated:	October 28, 2009	By:	/s/ Cheryl Beranek
Cheryl Beranek, Chief Executive Officer